CARMAX COMPLETES $742.5 MILLION SECURITIZATION
OF AUTO LOAN RECEIVABLES

Richmond, Va. – May 2, 2008 – CarMax, Inc. (NYSE:KMX) announced today that it has completed a private placement of $718,125,000 principal amount of CarMax Auto Owner Trust 2008-A Asset-Backed Notes.  Wachovia Capital Markets, LLC acted as placement agent.

In the transaction, investors purchased $718,125,000 of notes backed by auto loan receivables originated by CarMax Auto Finance.  CarMax retained the $24,375,000 of Class C notes, which were not offered.  The ratings of the notes were provided by Standard & Poor’s and Moody’s Investors Service, Inc. and were based on the credit quality of the underlying auto loan receivables and their expected performance, the structure of the transaction, the credit enhancements provided and the experience of CarMax as a servicer.

Note	Initial	Interest Rate	Weighted	Ratings
Class	Principal Amount	Per Annum	Average Life	Standard & Poor’s	Moody’s
A-1	$142,000,000	2.93573%	0.22 years	A-1+	Prime-1
A-2	268,000,000	4.12%	1.00 years	AAA	Aaa
A-3	184,000,000	4.86%	2.20 years	AAA	Aaa
A-4	79,125,000	5.56%	3.21 years	AAA	Aaa
B	45,000,000	10.27%	3.54 years	A	A2

The credit enhancements include a reserve account, overcollateralization and the subordination of the Class B notes and the Class C notes.  The required reserve account amount is $3,750,000, which is 0.50% of the aggregate initial outstanding principal balance of the auto loan receivables.  The initial amount of overcollateralization is $7,500,000, representing 1.00% of the aggregate initial outstanding principal balance of the auto loan receivables.  Thereafter, the structure of the transaction is designed to apply certain excess collections on the auto loan receivables to additional principal payments on the notes so that the amount of overcollateralization increases over time to a target amount equal to the greater of (a) 4.25% of the currently outstanding principal balance of the auto loan receivables or (b) 0.50% of the initial outstanding principal balance of the auto loan receivables.  If certain performance tests with respect to cumulative net losses on the auto loan receivables are met, the percentage in clause (a) above will be reduced.

The Class A notes and the Class B notes were sold to investors without registration of such notes under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws in reliance upon one or more exemptions from the registration requirements of the Securities Act and such laws.  Such notes may not be offered or sold absent such registration or applicable exemption from the registration requirements of the Securities Act and applicable state laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation's largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 94 used car superstores in 43 markets.  The CarMax consumer offer provides our customers the opportunity to shop for vehicles the way they shop for items at other national retailers, and it is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and a customer-friendly sales process.  During the fiscal year ended February 29, 2008, we retailed 377,244 used cars and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

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Contacts:

Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597